Exhibit 99.1

MEMORANDUM

TO:	Directors and Executive Officers of Alabama National BanCorporation

FROM:	Kimberly Moore

DATE:	December 28, 2007

RE:	Notice of Blackout Period with Respect to Trading of Alabama National BanCorporation Common Stock

As you know, Alabama National BanCorporation (“Alabama National”) expects to merge with RBC Centura Banks, Inc., a wholly-owned subsidiary of Royal Bank of Canada (the “Merger”), subject to approval by Alabama National’s stockholders and the satisfaction of other regulatory requirements. As a result of the Merger, it will be necessary to suspend trading of Alabama National’s common stock in the Alabama National BanCorporation Employee Capital Accumulation Plan (the “Plan”), creating a blackout period. During the blackout period, you will be unable to trade in Alabama National common stock or derivatives, as described below.

Because the Plan holds shares of Alabama National common stock that will be exchanged in connection with the Merger for cash or Royal Bank of Canada common stock, or a combination of both (the “Exchange”), participants’ access to Alabama National common stock held in their accounts under the Plan will be suspended for a limited period (a “blackout period”) to permit the Exchange to be completed. As required by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), all directors and executive officers of Alabama National generally will be prohibited from engaging in transactions involving Alabama National’s equity securities during the blackout period, in addition to otherwise complying with the Alabama National insider trading policy. Dispositions of equity securities of Alabama National in connection with the Merger, including your election of the Exchange consideration, are exempt under Sarbanes-Oxley from the blackout period trading restrictions.

The blackout period will begin at 4:00 p.m., Eastern Time, on January 28, 2008, and end during the calendar week of February 18, 2008. The blackout period will be extended if additional time is needed to complete the Exchange. Also, the blackout period may end earlier if the conditions applicable to the Merger are not satisfied or if the Exchange is completed more quickly than anticipated. You will be notified as soon as reasonably practicable if the blackout period will be extended or shortened, unless providing another notice before the end of the blackout period is not practicable.

During the blackout period, you will be prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of Alabama National that you acquired in connection with your service as a director or employment as an executive officer. Equity securities for purposes of the trading prohibition include shares of Alabama National common stock, options, phantom shares, and any other derivative securities of which the value is based on Alabama National common stock. Covered transactions are not limited to those involving your direct ownership, but also include certain transactions in which you have a pecuniary interest.

Certain transactions are exempt from the blackout period trading restrictions including, but not limited to, bona fide gifts and bequests, dispositions in connection with the Merger, and purchases or sales under 10b5-1(c) trading plans so long as you do not enter into or modify your trading plans during the blackout period or at a time when you are aware of the specific ending date or any changes in the length of the blackout period.

The prohibition covers securities acquired in connection with your service as a director or employment as an executive officer. This includes, for example, securities acquired under a compensatory plan, arrangement, or contract, including grants of stock options and performance shares, as a direct or indirect inducement to service as a director or employment as an executive officer, and in transactions between an individual and Alabama National. Securities acquired outside of an individual’s service as a director or employment as an executive officer (such as shares acquired before an individual became a director or executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell or otherwise transfer during the blackout period will be presumed to be acquired in connection with your service as a director or employment as an executive officer unless you can establish that the shares were acquired from another source and such identification is consistent with your treatment of the shares for tax purposes and other disclosure and reporting requirements.

If you have any questions about the blackout period trading restrictions or information as to whether the blackout period has begun or ended, you may contact Kimberly Moore by mail at 1927 First Avenue North, Birmingham, Alabama 35203, or by telephone at 205-583-3738.